Exhibit 2

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Facsimile:	(404) 676-8621
Attention:	Chief Financial Officer

This letter agreement, dated as of August 14, 2014 (“Letter Agreement”), is by and among Hilton H. Schlosberg (“HS”) and Rodney C. Sacks (collectively, the “Shareholders”) and The Coca-Cola Company, a Delaware corporation (“Parent”).  Capitalized terms used but not defined herein shall have their respective meanings set forth in the Transaction Agreement (the “Transaction Agreement”), dated as of the date hereof, by and among Parent, European Refreshments, a company formed under the laws of Ireland (the “Purchaser”), Monster Beverage Corporation, a Delaware corporation (the “Company”), New Laser Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“NewCo”) and New Laser Merger Corp., a Delaware corporation.

The parties hereby agree as follows:

1.             HS confirms that it is his current intention to remain as a senior executive or chairman of the board of the Company (or following the Closing, NewCo) for not less than four years after the Closing, assuming that the Closing occurs by the Outside Date.

2.             Each of the Shareholders hereby represents and warrants to Parent that, as of the date of this Letter Agreement, each Shareholder Beneficially Owns (as defined in the Transaction Agreement), directly or indirectly, the shares of Company Common Stock set forth in such Person’s filings with the SEC prior to the date hereof.

3.             Each of the Shareholders covenants and agrees that he will not, at any time during the period from the date hereof until the four-year anniversary of the Closing Date, (i) sell, assign or otherwise transfer (or enter into an obligation regarding the future sale, assignment or other transfer of) any interest in any of the shares of Company Common Stock (or, following the Closing, shares of NewCo Common Stock) Beneficially Owned by such Shareholder or (ii) enter into any derivative transaction or any lending transaction, in either case, that would have the same economic effect as a sale of any such shares (the foregoing (i) and (ii) collectively, a “Transfer”), if such Transfer would result in the Shareholders collectively Beneficially Owning less than 750,000 shares of Company Common Stock (or, following the Closing, shares of NewCo Common Stock).  The covenants herein will not be breached as a result of any Transfer effected in connection with a Change in Control transaction (limited for this purpose to a transaction referred to in clause (c)(i) of the definition therefor).

4.             This Letter Agreement shall become effective as of the date hereof.  If the Transaction Agreement terminates for any reason, this Letter Agreement shall terminate automatically and shall be of no further force or effect.

5.             This Letter Agreement together with the Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such agreement and documents.

6.             No provision of this Letter Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by all parties or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.

7.             This Letter Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns (including the estates of the Shareholders).  Neither party may assign or delegate this Letter Agreement or any rights or obligations hereunder without the prior written consent of the other parties.

8.             This Letter Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

9.             If any term, provision, covenant or restriction of this Letter Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein will remain in full force and effect and will in no way be affected, impaired or invalidated.

10.          The parties agree that irreparable damage would occur in the event that any of the provisions of this Letter Agreement is not performed by any party in accordance with their specific terms or were otherwise breached by such party.  The parties accordingly agree that, in addition to any other remedy to which the parties are entitled at law or in equity, each party is entitled to injunctive relief to prevent breaches of this Letter Agreement by the other party and otherwise to enforce specifically the provisions of this Letter Agreement against the other party.

11.          The parties agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Letter Agreement or any amendments hereto.

12.          All notices, requests, consents and other communications under this Letter Agreement to any party must be in writing and are deemed duly delivered when delivered in the manner set forth in Section 12.2 (Notices) of the Transaction Agreement and, if (i) to Parent, to the address set forth in Section 12.2 of the Transaction Agreement and (ii) to the Shareholders, to the following addresses or facsimile numbers (or to such other addresses or facsimile numbers the Shareholders may designate by notice to Parent):

If to the Shareholders, to each of:

Hilton H. Schlosberg
36 Salt Bush
Irvine, CA 92603

and

Rodney C. Sacks
383 Pinecrest Dr.
Laguna Beach, CA 92651

13.          All questions concerning the construction, validity, enforcement and interpretation of this Letter Agreement will be governed by and construed and enforced in accordance with the internal procedural and substantive laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the construction, validity, enforcement and interpretation of this Letter Agreement (whether brought against a party to this Letter Agreement or its respective Affiliates, directors, officers, stockholders, employees or agents) will be solely and exclusively subject to the jurisdiction (a) in the United States District Court for the State of Delaware and (b) in a state court of the State of Delaware located in the County of Wilmington.  Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the foregoing courts for the adjudication of any dispute arising in connection with this Letter Agreement and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or that any court described above is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices as provided in Section 12 of this Letter Agreement and agrees that such service will constitute good and sufficient service of process and notice thereof.  Nothing contained herein will be deemed to limit in any way any right to serve process in any other manner permitted by law.

14.          IN ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY.

15.          The parties agree that this Letter Agreement shall constitute, and be protected by the parties as “Confidential Information” for purposes of Section 8.2 of the Transaction Agreement and “Evaluation Material” in the Confidentiality Agreements.

16.          This Letter Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Hilton H. Schlosberg

/s/ Hilton H. Schlosberg

Rodney C. Sacks

/s/ Rodney C. Sacks

Accepted and agreed to as
of the date first above written:

The Coca-Cola Company

By:	/s/ Cathy N. Waller
Name:	Cathy N. Waller
Title:	Executive Vice President and Chief Financial Officer